Exhibit 10.36
Restricted Stock Agreement
under the
Unilife Corporation
2009 Stock Incentive Plan

Grantee: Alan D. Shortall
No. of Shares: 1,166,000
This Agreement (the “Agreement”) evidences the award of 1,166,000 restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the common stock of Unilife Corporation, a Delaware corporation (the “Company”), granted to you, Alan D. Shortall, effective as of  _____  (the “Grant Date”), pursuant to the Unilife Corporation 2009 Stock Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.
1. Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement.
2. Vesting.
(a) All of the Award Shares are nonvested and forfeitable as of the Grant Date.
(b) The table below sets forth the performance milestones (each, a “Performance Milestone”) that apply to the Award Shares. The number of shares set forth opposite each Performance Milestone in the table shall become vested and nonforfeitable upon the successful achievement of that Performance Milestone, as determined by the Administrator, provided that (i) such achievement occurs on or before the fifth anniversary of the Grant Date and (ii) either your Service with the Company is continuous from the Grant Date through the applicable date upon which such achievement occurs or your Service with the Company was terminated by the Company without Cause prior to the achievement of the Performance Milestone. The Performance Milestones, and the number of Award Shares eligible to vest upon the achievement of those milestones, are as follows:

Number of Award Shares
PERFORMANCE MILESTONES	Eligible to Vest
Signing supply agreements with sanofi-aventis for 100 million or more Unifill Ready to Fill Syringes.	233,200 Shares
First new agreement for Unifill Ready to Fill Syringe with pharmaceutical company other than sanofi-aventis or its affiliates.	233,200 Shares
Agreement with any pharmaceutical company, including sanofi-aventis, for a new product (other than the Unifill Ready to Fill Syringe).	233,200 Shares
Expand business capability by installing the first Unifill Ready to Fill Syringe production line in a clean room in Unilife’s new Pennsylvania facility, including the successful operation qualification (OQ) of the line.
233,200 Shares
First shipment of production quality (PQ), sterile Unifill Ready to Fill Syringes to sanofi-aventis from commercial production line.	233,200 Shares

Total	1,166,000 Shares

(c) All of the Award Shares, to the extent not earlier forfeited, will become vested and nonforfeitable immediately before and contingent upon the occurrence of a Change in Control (notwithstanding whether your Service continues after the Change in Control), upon your death, or upon your ceasing to be employed by the Company by reason of Disability.

(d) All of the Award Shares that have not become vested and nonforfeitable on or before the fifth anniversary of the Grant Date will be immediately forfeited by you at the close of business (of the principal executive offices of the Company) on the fifth anniversary of the Grant Date and transferred to the Company upon such forfeiture for no consideration. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited.
3. Termination of Employment or Service.
(a) If your Service with the Company ceases for any reason other than your death, Disability, or a termination by the Company without Cause, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited.
(b) You acknowledge and agree that upon the forfeiture of any unvested Award Shares in accordance with Section 2(d) or Section 3(a), (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Common Stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.
4. Restrictions on Transfer.
(a) Before an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.
(b) Unless determined otherwise by the Administrator, for the period that commences upon the date that an Award Share becomes vested and nonforfeitable and ends on the one-year anniversary of that date (the “Holding Period”), the vested Award Share may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, and you may not enter into a put, call or other transaction to hedge the risk of holding such Award Share; provided, however, that the Holding Period shall expire on the date on which a Change in Control occurs and on the date on which your Service with the Company terminates for any reason. The provisions of this Section 4(b) shall not apply to any Award Share that, in order to satisfy tax withholding obligations that arise in connection with the vesting of the Award Shares granted under this Agreement, is surrendered to the Company or is sold in the open market and the sale proceeds are delivered to the Company.
(c) The Company shall be entitled to place a stop transfer order on the Award Shares until the Holding Period described in Section 4(b) expires. Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate any such Award Shares in contravention of the restrictions set forth in Section 4(a) or Section 4(b) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5. Stock Certificates. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Administrator will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable and freely transferable. Until the Award Shares become vested and nonforfeitable and the relevant Holding Period has expired, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. Any cash dividends that become payable with respect to an unvested Award Share will be accrued and held by the Company or an escrow agent appointed by the Administrator until the Award Share becomes vested and will be paid to you within fifteen days after the date on which the related Award Share becomes vested. As soon as practicable after vesting of an Award Share and expiration of the relevant Holding Period, the Company will continue to retain the Award Share in uncertificated book entry form but remove the Holding Period restrictions on transfer on its books with respect to that Award Share. Alternatively, upon your request, the Company will deliver a share certificate to you or deliver a share electronically or in certificate form to your designated broker on your behalf, for the vested Award Share.
6. Tax Withholding, Tax Election, and Excise Tax Adjustments.
(a) You hereby agree to make adequate provision for foreign, federal, state and local taxes, including any social tax obligation, required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company agrees that it will, upon your request, permit you to satisfy, in whole or in part, any withholding tax obligation, including any social tax obligation, which may arise in connection with the grant or vesting of the Award Shares either by electing to have the Company withhold the issuance of, or redeem, Award Shares (other than unvested Award Shares) or by electing to deliver to the Company already-owned, fully vested shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. If you do not submit your request pursuant to the immediately preceding sentence on or before the date upon which the withholding obligation arises, the Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any federal, state, local or foreign taxes, including any social tax obligation, required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld or redeemed may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement or may refuse to remove transfer restrictions on any Award Share until arrangements satisfactory to the Committee have been made.
(b) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Code, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

(c) Excise Tax Adjustments.
(i) Notwithstanding any other provision herein or any provision in an employment, severance, change in control or similar agreement to the contrary, in the event it shall be determined that any payment in the nature of compensation by the Company to you or for your benefit, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (including, without limitation, any severance payment or accelerated vesting of stock options or restricted stock granted by the Company) (each, a “Payment” and collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Total Payments shall be reduced (the “Reduction”) to the minimum extent necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax; provided, however, that such Reduction shall be made only if, by reason of such Reduction, the net after-tax benefit received by you (or for your benefit) shall exceed the net after-tax benefit that would be received by you (or for your benefit) if no such Reduction was made and you bore the Excise Tax payment liability.
(ii) If a Reduction is required pursuant to the terms of Section 6(c)(i), the Total Payments shall be reduced in the following order: any Payments constituting cash severance shall be reduced first, any other Payments in the nature of cash compensation shall be reduced second, the number or accelerated vesting of outstanding equity awards other than stock options shall be reduced third, and lastly, the number or accelerated vesting of outstanding stock options shall be reduced.
(iii) If it shall be determined that any Payment would be subject to the Excise Tax and applying the Reduction would not result in a greater net after-tax benefit to you than if no such Reduction was made and you bore the Excise Tax payment liability, then you shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. In all events, the Gross-Up Payment, if any, shall be made by no later than the December 31st following the calendar year in which you remit the Excise Tax.
(iv) All determinations required under this Section 6(c), including without limitation whether a Reduction shall be applied, the amount of such Reduction, and/or the amount of any Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to you (which may be, but will not be required to be, the Company’s independent auditors) and such determinations shall be binding on the Company and you.
7. Adjustments for Corporate Transactions and Other Events.
(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event. The Administrator shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 7 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b) Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan or this Agreement.
9. Rights as Stockholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares and the payment of dividends thereon, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.
10. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.
12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.
13. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights under this Agreement as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
14. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
15. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal executive offices of the Company are located on the date on which the suit arises, and you hereby agree and submit to the personal jurisdiction and venue thereof.

16. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
18. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.
19. No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (i) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.
20. Personal Data. For the exclusive purpose of implementing, administering and managing this stock grant, you, by signing this Agreement, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of this stock grant and the Plan and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage this stock grant. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.
{Glossary begins on next page}

GLOSSARY
(a) “Administrator” means the Board of Directors of Unilife Corporation or such committee or committees appointed by the Board to administer the Plan.
(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Unilife Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.
(c) “Cause” means the occurrence of an event that allows the Company to terminate your employment without notice as specified in section 15.3 of the Executive Employment Agreement, dated October 26, 2008, between you and Unilife Medical Solutions Limited or, if there is a successor employment agreement between you and the Company in effect immediately before your termination of Service, then “Cause” shall have the meaning ascribed to such term or words of similar import in such successor employment agreement.
(d) “Change in Control” has the meaning ascribed thereto in the Plan.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Company” means Unilife Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Unilife Corporation.
(g) “Disability” means any medically determinable physical or mental impairment that is expected to be permanent in nature and which renders you, in the good faith judgment of the Administrator, unable to perform the essential duties of your position.
(h) “Holding Period” means the period described in Section 4(b) of this Agreement as it is measured from the vesting date of each Award Share.
(i) “Performance Milestone” shall have the meaning set forth in Section 2(b) of this Agreement.
(j) “Service” means your employment with the Company and its Affiliates. Your Service with the Company and its Affiliates will be considered to have ceased if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Unilife Corporation or its successor, or an Affiliate of Unilife Corporation or its successor.
(k) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
{Signature page follows}

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

UNILIFE CORPORATION

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE

Date:

Enclosure: Prospectus for the Unilife Corporation 2009 Stock Incentive Plan

IMPORTANT FEDERAL TAX INFORMATION
INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS
1.	The 83(b) Election is irrevocable. The 83(b) Election is a voluntary election that is available to you. It is your decision whether to file an 83(b) Election.
2.
If you choose to make an 83(b) Election, the 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the Grant Date; no exceptions to this deadline are made. You should send the election to the internal revenue service center located at the address to which you send your federal income tax return (IRS form 1040) based on your place of residence. The election should be sent via certified mail with return receipt requested or a delivery service that provides proof of delivery.

3.
You must deliver a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company as soon as practicable after you receive proof that the original was received by the Internal Revenue Service. Irrespective of the fact that a copy of your 83(b) Election Form is to be delivered to the Company, you remain solely responsible for properly filing the original with the Internal Revenue Service.

4.
In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your federal tax return for the taxable year that includes the Grant Date. Applicable state law also may require you to attach a copy of the 83(b) Election Form to any state income tax returns that you file for that taxable year.

5.	If you make an 83(b) Election and later forfeit the Award Shares, you will not be entitled to a refund of the taxes paid with respect to the gross income you recognized under the 83(b) Election.
6.
You must consult your personal tax advisor before making an 83(b) Election. You may not rely on this information, the Company, or any of the Company’s officers, directors, or employees for tax or legal advice regarding the Award Shares or the 83(b) Election. The election form attached to these instructions is intended as a sample only. It must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM
Election Pursuant to Section 83(b) of the Internal Revenue Code to
Include Property in Gross Income in Year of Transfer
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1. The name, address, and taxpayer identification number of the undersigned are:

_____  -_-  _____
2. The property with respect to which the election is made is  _____  shares of Common Stock, par value $0.01 per share, of Unilife Corporation, a Delaware corporation (the “Company”).
3. The date on which the property was transferred was  _____, the date on which the taxpayer received the property pursuant to a grant of restricted stock.
4. The taxable year to which this election relates is calendar year 20__.
5. The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer vests in the property. The taxpayer will vest in the property provided that certain performance milestones set forth in the agreement under which the property was transferred to the taxpayer are satisfied before the fifth anniversary of the transfer date and provided that the taxpayer remains employed with the Company through the date on which the performance milestone is achieved or the taxpayer’s employment is earlier terminated by the Company without cause.
6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $_____  per share; with a cumulative fair market value of $_____.
7. The taxpayer did not pay any amount for the property transferred.

8. A copy of this statement was furnished to the Corporate Secretary or other designated officer of the Company. The taxpayer rendered services to Unilife Medical Solutions Limited and Unilife Corporation in connection with the transfer of the property with respect to which this election is being made.
9. This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.
The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Signed:

Date:

Letter for filing §83(b) Election Form
[Date]
CERTIFIED MAIL
RETURN RECEIPT REQUESTED
***Please insert the IRS Service Center where you file your federal income tax return below.***
Internal Revenue Service Center

Re:	83(b) Election of Alan D. Shortall Social Security Number:
Dear Sir/Madam:
Enclosed is an election under §83(b) of the Internal Revenue Code of 1986, as amended, with respect to certain shares of stock of Unilife Corporation that were transferred to me on  _____, 20__.
Please file this election.

Sincerely,

Alan D. Shortall
cc: Corporate Secretary of Unilife Corporation